Exhibit 21.1

Subsidiaries of Registrant

Symmetricom, Ltd.

Symmetricom Puerto Rico Ltd.

Manufacturing Solutions Puerto Rico, Inc. (in liquidation)

Symmetricom Hong Kong, Ltd. (in liquidation)

Symmetricom Global Services, Inc.

Symmetricom GmbH

Symmetricom LLC

Symmcom Beijing Trading Company, Ltd

Telecom Solutions, Inc. (inactive)

Analog Solutions, Inc. (inactive)

TrueTime, Inc. (inactive)

Timing Solutions Corporation (in liquidation)

QoSmetrics, Inc. (in liquidation)

QoSmetrics, S.A (in liquidation)

Timing Application Inc. (in liquidation)